Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Revlon, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-116160 and 333-147955) and on Form S-3 (Nos. 333-128815 and 333-141545) of Revlon, Inc. of our report dated March 5, 2008, except for Note 19 B & C which is as of November 5, 2008, with respect to the consolidated balance sheets of Revlon, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ deficiency and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2007 and the related financial statement schedule, which report appears in this Form 8-K dated November 5, 2008 of Revlon, Inc.
Our report refers to the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” as of January 1, 2007, Statement of Financial Accounting Standards (‘‘SFAS’’) No. 123(R), ‘‘Share-Based Payment,’’ as of January 1, 2006, and SFAS No. 158, ‘‘Employers’ Accounting for Defined Benefit Pension and Other Post-retirement Plans – An Amendment of FASB Statements Nos. 87, 88, 106 and 132(R),’’ as of December 31, 2006 for the recognition and disclosure provisions and as of January 1, 2007 for the measurement date provisions, and as discussed in Note 19 B & C, the Company has updated its financial statements to reflect the sale of the Company’s Brazilian subsidiary as discontinued operations and Revlon, Inc.’s 1-for-10 reverse stock split.
/s/ KPMG LLP
New York, New York
November 5, 2008